Exhibit 5.1

May 22, 2026

Serina Therapeutics, Inc.

601 Genome Way

Suite 2001

Huntsville, Alabama 35806

Ladies and Gentlemen:

We have acted as counsel to Serina Therapeutics, Inc., a Delaware corporation (the “Corporation”), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”)

The Registration Statement relates to the resale by certain stockholders and warrant holders of the Corporation named in the Registration Statement (the “Selling Securityholders”), from time to time, of up to (i) 954,759 shares (the “PIPE Shares”) of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), issued pursuant to that certain Securities Purchase Agreement, dated as of March 17, 2026 (the “SPA”), (ii) 8,467,501 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of certain pre-funded warrants (the “Pre-Funded Warrants”) issued pursuant to the SPA, (iii) 4,711,129 shares of Common Stock (the “Redeemable Warrant Shares” and, together with the Pre-Funded Warrant Shares, the “Warrant Shares”), issuable upon the exercise of certain redeemable warrants (the “Redeemable Warrants” and, together with the Pre-Funded Warrants, the “Warrants”) issued pursuant to the SPA, and (iv) 2,317,053 shares of Common Stock (the “Conversion Shares” and together with the PIPE Shares and Warrant Shares, the “Securities”) issued or issuable upon the conversion of the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and including shares of Common Stock issued or issuable as payment-in-kind interest under the Series A Preferred Stock.

In our capacity as your counsel in the connection referred to above and as a basis for the opinion hereinafter expressed, we have examined (i) the First Amended and Restated Certificate of Incorporation of the Corporation, as amended to date (the “Certificate of Incorporation”), (ii) the Amended and Restated Bylaws of the Corporation, as amended to date (the “Bylaws”), (iii) the SPA, (iv) the Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Corporation, as amended to date (the “Certificate of Designations”), (v) the Warrants, (vi) originals, or copies certified or otherwise identified, of the Corporation, including minute books of the Corporation as furnished to us by the Corporation, (vii) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Corporation and other instruments and documents, and (viii) the Registration Statement and the prospectus contained therein. We have also examined originals, or copies certified to our satisfaction, of such other documents, records, certificates, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Corporation and the due authorization, execution and delivery of all documents by the parties thereto other than the Corporation. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Corporation.

Bradley Arant Boult Cummings LLP | 1221 Broadway | Suite 2400 | Nashville, TN 37203 | 615.244.2582 | bradley.com

Based upon and subject to the foregoing and the other matters set forth below, we are of the opinion that, as of the date hereof:

1.	The PIPE Shares and the Conversion Shares that have been issued as of the date of this letter have been duly authorized by all necessary corporate action of the Corporation, and are validly issued, fully paid and nonassessable.

2.	When the Conversion Shares that have not been issued as of the date of this letter have been issued upon conversion of the Series A Preferred Stock in accordance with the terms of the Certificate of Designations, the issuance of such Conversion Shares will have been duly authorized by all necessary corporate action of the Corporation, and such Conversion Shares will be validly issued, fully paid and nonassessable.

3.	When the Warrant Shares have been issued upon exercise of the Warrants against payment therefor at not less than par value, in accordance with the terms of the Warrants, the issuance of the Warrant Shares will have been duly authorized by all necessary corporate action of the Corporation, and the Warrant Shares will be validly issued, fully paid and nonassessable.

Our opinions expressed above are subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Delaware General Corporation Law (“DGCL”). Our opinions expressed in numbered paragraphs 2. and 3. above are further subject to the qualification that we express no opinion to the extent that, notwithstanding the Corporation’s current reservation of shares of Common Stock, future issuances of securities of the Corporation, including the Securities and/or antidilution adjustments to outstanding securities of the Corporation, may cause the Series A Preferred Stock to be convertible for, or the Warrants to be exercisable for, more shares of Common Stock than the number of shares of Common Stock that then remain authorized but unissued.

This opinion is furnished to you in connection with the filing of the Registration Statement, and may be relied upon by you and persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Bradley Arant Boult Cummings LLP